EXHIBIT 5.1

December 18, 2009

U. S. Auto Parts Network., Inc.

17150 South Margay Avenue

Carson, California 90746

Re:	U. S. Auto Parts Network, Inc. – Registration Statement on Form S-3

for the Resale of an Aggregate of 2,500,000 Shares of Common Stock

Ladies and Gentlemen:

We have acted as counsel to U. S. Auto Parts Network, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3, together with any subsequent amendments thereto (the “Registration Statement”), relating to the sale by the selling shareholders identified in the Registration Statement of up to an aggregate of 2,500,000 shares of the Company’s common stock, $0.001 par value per share (the “Shares”). The Shares are to be sold from time to time as indicated in the Registration Statement. This opinion is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K.

We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

Based on the foregoing, and in reliance thereon, we are of the opinion that the Shares have been duly authorized by all requisite corporate action and are validly issued, nonassessable, and to our knowledge, fully paid.

We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus which is part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the securities described above. Our opinions expressed above are limited to the laws of the Delaware General Corporation Law and the federal securities laws.

Very truly yours,

/s/ Dorsey & Whitney LLP

Dorsey & Whitney LLP